Exhibit 2

Execution Version

Tender and Support Agreement

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 5, 2015, is entered into by and among Zeneca, Inc., a Delaware corporation (“Parent”), Zanzibar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in that Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and ZS Pharma, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Stockholder’s name on Schedule A (all such Shares, including for the avoidance of doubt any other Shares owned by such Stockholder as of the date hereof and any Shares acquired by such Stockholder after the date hereof whether upon the exercise of Company Options, Restricted Stock Units or options granted under the ESPP or otherwise, being referred to herein as the “Subject Shares”);

Whereas, the Company Board has unanimously approved and declared advisable this Agreement and resolved that this Agreement and the transactions contemplated hereby will not cause the Stockholders or any of their affiliates to be an “interested stockholder” for purposes of Section 203 of the Corporation Law;

Whereas, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into the Merger Agreement, which provides, among other things, for Merger Sub to commence an offer to purchase any and all of the issued and outstanding Shares and the Merger of Merger Sub with and into the Company, in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO TENDER AND VOTE

Section 1.1.   Agreement to Tender. Subject to the terms of this Agreement, each Stockholder agrees to tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than ten (10) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or, if later, the date of delivery of the letter of transmittal with respect to the Offer), each Stockholder shall deliver pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) certificates (or affidavits of loss in lieu thereof) representing all such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as may be reasonably required by the Paying Agent) in the case of a book-entry share of any uncertificated Subject Shares, and (c) all other documents or instruments required to be delivered by other Company stockholders pursuant to the terms of the Offer. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2.

Section 1.2.    Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any change in the Company Board, (ii) against any Takeover Proposal, and (iii) against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, including: (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger), or sale of all or substantially all of the assets of the Company; (y) any liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company; or (z) any amendment to the Company’s Certificate of Incorporation or Bylaws or other applicable governing documents. Subject to the proxy granted under Section 1.3, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 1.3.    Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Corporation Law) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Merger Sub as to such Stockholder on a several basis, that, as of the date hereof:

Section 2.1.    Organization and Qualification. If such Stockholder is not an individual, such Stockholder is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization, with all corporate or similar power and authority to own its properties and conduct its business as currently conducted.

Section 2.2.    Authority for this Agreement.

(a)	If such Stockholder is not an individual:

(i)     Such Stockholder has all requisite corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform its obligations under this Agreement; and

(ii)     The execution and delivery of this Agreement by such Stockholder have been duly and validly authorized by all necessary corporate or similar action on the part of such Stockholder, and no other corporate or similar proceedings on the part of such Stockholder are necessary to authorize this Agreement.

(b)	If such Stockholder is an individual:

(i)     Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder; and

(ii)     If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is enforceable against such Stockholder’s spouse in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)        This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 2.3.    Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be required to be in compliance with the applicable requirements of the Securities Act, the Exchange Act or any other state or federal securities laws and the rules and regulations promulgated thereunder (the “Securities Laws”), (c) violate, conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or other change of any right or obligation or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Liens on any asset of such Stockholder (other than Permitted Liens) or (e) violate any Law applicable to such Stockholder or by which any of its assets are bound, except in the case of each of clauses (a) through (e) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay such Stockholder’s ability to timely perform its obligations under this Agreement.

Section 2.4.    Ownership of Subject Shares; Total Shares. Such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the Subject Shares constitute community property under applicable Law) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement or (b) the Securities Laws (collectively, “Permitted Encumbrances”). Except as listed on Schedule A opposite such Stockholder’s name, there are no interests that constitute “voting stock” of the Company of which such Stockholder is the “owner” (as such terms are defined in Section 203 of the Corporation Law) as of the time that the Company Board approved the Merger Agreement.

Section 2.5.    Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

Section 2.6.    Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.7.    Absence of Litigation. Except in each case as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay such Stockholder’s ability to timely perform its obligations under this Agreement: (a) there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against or relating to such Stockholder (and, if such Stockholder is not an individual, any current or former officer, director or employee of such Stockholder in such individual’s capacity as such) and (b) such Stockholder is not subject to any outstanding judgment, order, writ, injunction or decree.

Section 2.8.    Brokers. None of Parent, Merger Sub or the Company will be responsible for any brokerage, finder’s financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder (it being understood that such arrangements do not include those made by or on behalf of the Company).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Stockholders that:

Section 3.1.    Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization, with all corporate power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 3.2.    Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Sub, and no other corporate or similar proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

Section 4.1.    No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder in a material way or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect if such action had occurred on or prior to the date hereof. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, or (iii) by will or under the laws of intestacy upon the death of such Stockholder; provided, that a transfer referred to in clauses (i) through (iii) of this sentence shall be permitted only if all of the representations and warranties in this Agreement of such Stockholder would be true and correct with respect to such transferee as if made on the date of such Transfer and the transferee agrees in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion.

Section 4.2.    No Exercise of Appraisal Rights. Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise in connection with the Merger.

Section 4.3.    Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Such Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.4.    Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

Section 4.5.    Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer Closing or the Closing) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

Section 4.1.    No Solicitation. Subject to Section 5.15, each Stockholder shall not, and shall cause its Affiliates and, if not an individual, its and their directors, officers and employees not to, and shall direct and cause its other Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (b) participate or engage in any discussions or negotiations with any Person with respect to any Takeover Proposal, (c) otherwise cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations or (d) enter into any merger agreement, letter of intent, agreement in principle, purchase agreement or similar Contract relating to a Takeover Proposal. Each Stockholder shall, and shall cause its Affiliates and, if not an individual, its and their directors, officers and employees to, and shall direct and cause its other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Takeover Proposal or potential Takeover Proposal.

ARTICLE V
MISCELLANEOUS

Section 5.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two (2) Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 5:00 p.m., local time, in the place of receipt, or (e) on the next Business Day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 5:00 p.m., local time, in the place of receipt; provided that the notice or other communication is sent to the address or facsimile number set forth (i) in the case to Parent or Merger Sub, to the address or facsimile number set forth in Section 9.05 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number the party to whom notice is given may have previously furnished to the others in writing in the manner set forth in this Section 5.1.

Section 5.2.    Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) an Adverse Recommendation Change, (c) the Effective Time, (d) the entry without the prior written consent of such Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price (as defined in the Merger Agreement on the date hereof) or (e) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3.    Amendments and Waivers. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. Any agreement on the part of any party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights, powers or privileges under this Agreement or otherwise shall not constitute a waiver of such rights, powers or privileges.

Section 5.4.    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.5.    Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise), in whole or in part, without the prior written consent of the other parties and any such assignment without consent shall be null and void; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 5.6.    Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. Any and all remedies herein expressly conferred upon Parent and Merger Sub will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Merger Sub, and the exercise by Parent or Merger Sub of any one remedy will not preclude the exercise of any other remedy.

Section 5.7.    Jurisdiction; Waiver of Jury Trial.

(a)      Each Stockholder (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court. Each Stockholder irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses as set forth in Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b)     Each Stockholder acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Stockholder hereby irrevocably and unconditionally waives any right such Stockholder may have to a trial by jury in any litigation arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each Stockholder certifies and acknowledges that (i) no Representative, agent or attorney of Parent or Merger Sub has represented, expressly or otherwise, that Parent or Merger Sub would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Stockholder understands and has considered the implication of this waiver, (iii) each Stockholder makes this waiver voluntarily, and (iv) Parent and

Merger Sub has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 5.8.    Governing Law. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 5.9.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.10.   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 5.12.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 5.13.  Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” whether or not such phrase actually follows such word. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars. “Writing”, “written” and comparable terms includes printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as otherwise specified, (w) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (y) references to any Person include the successors and permitted assigns of that Person and (z) references from or through any date mean from and including or through and including, respectively.

Section 5.14.    Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

Section 5.15.   Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.16.    No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

Section 5.17.  Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Remainder of the page intentionally left blank]

In witness whereof, each of the parties has caused this Agreement to be executed as of the date first written above.

ZENECA, INC.

By:
Name:
Title:

ZANZIBAR ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

If an individual:

Stockholder

Name:

Number of Shares:

Facsimile:
Address:

[Signature Page to Tender and Support Agreement]

If an entity:

Stockholder

[Insert name of Stockholder]

By:

Name:
Title:

Number of Shares:

Facsimile:
Address:

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Number of Shares
Alta Partners VIII, L.P.	2,646,643
Devon Park Bioventures, L.P.	2,576,723
Devon Park Associates, L.P.	9,748
Sofinnova Venture Partners VIII, L.P.	609,455
D. Jeffrey Keyser	216,169
Alvaro Guillem	186,923
Total	6,245,661

[Schedule A to Tender and Support Agreement]